Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                ) pertaining to the AmerisourceBergen Corporation 2002 Management Stock Incentive Plan, as amended and restated effective February 9, 2006, of our reports dated December 8, 2006, with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries, AmerisourceBergen Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AmerisourceBergen Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 6, 2007